Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE July 25, 2007	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000 Paul Runice, Treasurer (952) 937-4003

MTS Reports Third Quarter EPS of $0.55, up 22% on 13% Revenue Growth

Eden Prairie, Minn., July 25, 2007 – MTS Systems Corporation (NASDAQ: MTSC) today reported third quarter earnings of $0.55 per diluted share on net income of $10.0 million, an increase of 22 percent compared to earnings of $0.45 per diluted share on net income of $8.5 million for third quarter fiscal 2006.

“Both orders and revenue were up significantly in the quarter with double digit growth in both the Test and Sensors segments,” said Sidney W. Emery, Jr., Chairman and CEO. “While unplanned custom project costs depressed Test segment margins, excellent Sensors segment performance along with tax benefits contributed to strong earnings in the quarter. Based on third quarter results and our outlook for the fourth quarter, we expect our full year EPS to be in the top half of the previously issued $2.15-$2.25 guidance range and revenue to be at the upper end of the $405-$415 range.”

Third quarter orders totaled $111.9 million, an increase of 15 percent compared to orders of $97.7 million for third quarter fiscal 2006, primarily driven by two large Test segment orders in North America and Europe, and Sensors growth across all geographies, as well as an estimated $0.7 million favorable impact of currency translation. Backlog increased 1 percent sequentially in the quarter, from $204 million to $206 million. This compares to backlog of $198 million at the end of third quarter fiscal 2006.

Revenue for the third quarter totaled $108.6 million, a 13 percent increase compared to revenue of $95.9 million for third quarter fiscal 2006. This increase was driven by a higher proportion of standard product and service business in Test, continued growth in Sensors, and an estimated $1.4 million favorable impact of currency translation.

Gross profit for third quarter was $42.8 million, an increase of 4 percent compared to gross profit of $41.0 million for third quarter fiscal 2006, primarily due to increased volume, partially offset by unplanned custom project costs and increased warranty expense in the Test segment. Gross margin rate for the third quarter was 39.4 percent, a decrease of 3.4 percentage points compared to 42.8 percent for third quarter fiscal 2006. The decrease in margin rate was primarily due to higher project and warranty expenses in the Test segment. Third quarter income from operations totaled $11.7 million, flat compared to income from operations of $11.8 million for third quarter fiscal 2006, as planned increases in sales, marketing, and R&D spending to support strategic initiatives equaled the increase in gross profit.

Third quarter net income was $10.0 million, up 18 percent compared to net income of $8.5 million for third quarter fiscal 2006. This increase primarily resulted from decreased income tax expense of $1.6 million, primarily due to increased tax benefits resulting from research and development tax credits and export transactions. Reduced shares outstanding positively impacted earnings per diluted share by $0.02 for the quarter.

MTS News Release

Cash, cash equivalents and short-term investments at the end of the third quarter totaled $104 million, compared to $117 million at the end of second quarter of fiscal year 2007. The Company used $10.0 million of cash in the quarter, primarily due to increased short term working capital requirements. Approximately 108,000 shares were purchased in the quarter.

Segment Results

Test Segment:

Third quarter orders for the Test segment were $90.8 million, an increase of 13 percent compared to orders of $80.7 million for third quarter fiscal 2006, reflecting an increase in North America and Europe, and an estimated $0.4 million favorable impact of currency translation. Orders included two large custom orders which aggregated to approximately $17 million. Backlog increased 1 percent sequentially in the quarter, from $195 million to $196 million. Third quarter revenue was $89.1 million, an increase of 12 percent compared to $79.3 million for third quarter fiscal 2006, reflecting an increase in the proportion of standard product and service business and an estimated $1.0 million favorable impact due to currency translation. Third quarter gross profit was $32.2 million, an increase of 1 percent compared to $31.9 million for third quarter fiscal 2006, primarily due to increased volume, which was offset by unplanned project costs and higher warranty expense. The impact of currency translation was an estimated $0.2 million favorable. Third quarter gross margin rate was 36.1 percent, a decrease of 4.1 percentage points compared to 40.2 percent for third quarter fiscal 2006. The decrease in margin rate was primarily due to higher custom project and warranty expense. Income from operations for the quarter was $8.2 million, a decrease of 8 percent compared to income from operations of $8.9 million for third quarter fiscal 2006, primarily due to planned increases in sales, marketing, and R&D spending to support strategic initiatives, partially offset by higher gross profit.

Sensors Segment:

Third quarter orders for the Sensors segment were $21.1 million, an increase of 24 percent compared to orders of $17.0 million for third quarter fiscal 2006, reflecting business growth in all geographies, and an estimated $0.3 million favorable impact of currency translation. One large order accounted for 8 percentage points of growth. Backlog increased 11 percent sequentially in the quarter, from $9 million to $10 million. Third quarter revenue was $19.5 million, an increase of 17 percent compared to revenue of $16.6 million for third quarter fiscal 2006, driven by increased worldwide volume and an estimated $0.4 million favorable impact of currency translation. Third quarter gross profit was $10.6 million, an increase of 16 percent compared to $9.1 million for third quarter fiscal 2006, reflecting increased volume, and an estimated $0.2 million favorable impact of currency translation. Third quarter gross margin rate was 54.4 percent, down slightly compared to 54.8 percent for third quarter fiscal 2006. Income from operations for the quarter was $3.5 million, an increase of 21 percent compared to income from operations of $2.9 million for third quarter fiscal 2006, primarily due to increased volume.

Third Quarter Conference Call

A conference call will be held on Thursday, July 26, 2007, at 10:00 a.m. EDT (9:00 a.m. CDT). Call +1-706-634-9986; and state the Conference ID “5633349”. Telephone re-play will be available through 11:59 p.m. EDT, August 1, 2007. Call +1-706-645-9291.

If you prefer to listen live over the Internet, please log on to the web at <http://www.mts.com/news/financial_news.htm> and click on the webcast event notice. The webcast will be archived through 11:59 p.m. EDT, November 7, 2007.

MTS News Release

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware, software and service solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors enhance control to improve the productivity and safety of fixed and mobile industrial equipment. MTS had 1,510 employees and revenue of $397 million for the fiscal year ended September 30, 2006. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the factors discussed above, other important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Revenue:
Product	$93,409	$83,335	$265,930	$251,859
Service	15,146	12,552	43,511	38,739
Total revenue	108,555	95,887	309,441	290,598
Cost of sales:
Product	57,919	48,245	156,525	144,143
Service	7,845	6,675	22,148	19,138
Total cost of sales	65,764	54,920	178,673	163,281
Gross profit	42,791	40,967	130,768	127,317

Operating expenses:
Selling and marketing	17,843	16,142	52,075	48,079
General and administrative	8,195	8,300	24,018	25,300
Research and development	5,069	4,787	14,450	13,628
Total operating expenses	31,107	29,229	90,543	87,007

(Loss) gain on sale of assets	(16)	12	747	872

Income from operations	11,668	11,750	40,972	41,182

Interest expense	(415)	(426)	(1,084)	(1,295)
Interest income	874	734	2,757	2,198
Other income (expense), net	553	717	(257)	1,044

Income before income taxes	12,680	12,775	42,388	43,129
Provision for income taxes	2,675	4,286	11,935	15,385
Net income	$10,005	$8,489	$30,453	$27,744

Earnings per share:
Basic–
Earnings per share	$0.56	$0.46	$1.69	$1.47
Weighted average number of common shares outstanding - basic	17,739	18,258	18,046	18,928

Diluted–
Earnings per share	$0.55	$0.45	$1.65	$1.43
Weighted average number of common shares outstanding - diluted	18,089	18,747	18,409	19,444

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Balance Sheets

(unaudited - in thousands, except per share data)

	June 30, 2007	September 30, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$98,149	$97,962
Short-term investments	5,750	23,575
Accounts receivable, net of allowances for doubtful accounts	79,014	72,997
Unbilled accounts receivable	39,482	27,132
Inventories	43,042	40,480
Prepaid expenses	3,385	3,180
Current deferred tax assets	5,545	5,134
Other current assets	1,215	1,065
Assets of discontinued operations	183	803
Total current assets	275,765	272,328

Property and Equipment:
Land	1,668	1,668
Buildings and improvements	43,783	42,072
Machinery and equipment	88,398	78,651
Accumulated depreciation	(84,650)	(78,777)
Total property and equipment, net	49,199	43,614

Goodwill	4,523	4,466
Other assets	3,401	2,102
Non-current deferred tax assets	1,811	1,613
Total Assets	$334,699	$324,123

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
Notes payable	$269	$222
Current maturities of long-term debt	6,683	6,683
Accounts payable	16,556	17,090
Accrued payroll and related costs	27,131	29,273
Advance payments from customers	51,575	51,356
Accrued warranty costs	6,660	5,894
Accrued income taxes	2,137	512
Current deferred income taxes	5,152	4,643
Other accrued liabilities	14,897	15,125
Total current liabilities	131,060	130,798

Deferred income taxes	2,556	2,487
Long-term debt, less current maturities	7,837	8,990
Other long-term liabilities	14,150	12,527
Total Liabilities	155,603	154,802

Shareholders' Investment:
Common stock, $.25 par; 64,000 shares authorized: 17,772 and 18,216 shares issued and outstanding	4,443	4,554
Retained earnings	158,934	152,657
Accumulated other comprehensive income	15,719	12,110
Total shareholders' investment	179,096	169,321
Total Liabilities and Shareholders' Investment	$334,699	$324,123

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Statements of Cash Flows

(unaudited - in thousands)

	Three Months Ended		Nine Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Cash flows from operating activities:
Net income	$10,005	$8,489	$30,453	$27,744
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,062	1,898	6,011	5,767
Gain on sale of assets	16	(12)	(747)	(872)
Deferred income taxes	(108)	(1,408)	(300)	(1,408)
Bad debt provision	168	151	238	264
Stock-based compensation	1,251	1,064	3,875	3,206
Equity compensation income tax benefits	(1,396)	(100)	(1,935)	(1,071)

Changes in operating assets and liabilities:
Accounts and unbilled contracts receivable	(16,940)	3,445	(16,512)	(11,314)
Inventories	376	(2,553)	(2,221)	(4,814)
Prepaid expenses	1,224	512	(301)	(3,010)
Other assets	(891)	246	(3,079)	652
Accounts payable	(2,353)	(618)	(719)	829
Accrued payroll and related costs	1,449	289	(2,099)	(5,575)
Advance payments from customers	(6,722)	(748)	(161)	8,423
Accrued warranty costs	1,052	447	640	(378)
Other current liabilities	756	1,857	3,731	7,231
Operating activities of discontinued operations	58	51	604	(412)
Net cash (used in) provided by operating activities	(9,993)	13,010	17,478	25,262

Cash flows from investing activities:
Additions to property and equipment	(3,947)	(2,106)	(9,787)	(6,045)
Proceeds from maturity of short-term investments	22,200	15,700	51,585	106,332
Purchases of short-term investments	(10,460)	(16,575)	(33,760)	(53,582)
Net proceeds from sale of assets	—	12	1,000	(78)
Net cash provided by (used in) investing activities	7,793	(2,969)	9,038	46,627

Cash flows from financing activities:
Net proceeds under short-term borrowings	45	164	60	217
Payments of notes payable to banks	—	(1,477)	—	(1,477)
Payments of long-term debt	—	—	(1,154)	(1,178)
Equity compensation income tax benefits	1,396	100	1,935	1,071
Cash dividends	31	(1,911)	(6,031)	(5,767)
Proceeds from exercise of stock options and employee stock purchase plan	3,425	1,816	5,783	4,416
Payments to purchase and retire common stock	(4,524)	(5,019)	(30,393)	(64,527)
Net cash provided by (used in) financing activities	373	(6,327)	(29,800)	(67,245)
Check	—	—		—
Effect of exchange rate on changes in cash	71	3,572	3,471	3,658

Net (decrease) increase in cash and cash equivalents	(1,756)	7,286	187	8,302

Cash and cash equivalents, at beginning of period	99,905	84,159	97,962	83,143
Cash and cash equivalents, at end of period	$98,149	$91,445	$98,149	$91,445